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                          August 10, 2020

       Jeff W. Dick
       Chairman and Chief Executive Officer
       MainStreet Bancshares, Inc.
       10089 Fairfax Boulevard
       Fairfax, VA 22030

                                                        Re: MainStreet
Bancshares, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 5,
2020
                                                            File No. 333-241000

       Dear Mr. Dick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance